Exhibit 99.7
FORM 51-102F3
MATERIAL CHANGE REPORT
Item 1. Name and Address of Company
Western Forest Products Inc.
435 Trunk Road, 3rd Floor
Duncan, BC V9L 2P9
Item 2. Date of Material Change
November 4, 2008
Item 3. News Release
A news release was disseminated through MarketWire on November 4, 2008.
Item 4. Summary of Material Change
The Company announced changes in management.
Item 5.1 Full Description of Material Change
The Board of Directors of the Company announced that Reynold Hert has resigned as President, Chief Executive Officer and Director, effective immediately. He will continue to assist the Company in certain areas going forward to ensure an orderly transition. Dominic Gammiero, a Director of the Company and an executive with 30 years of forest industry and capital market experience, including ten years in BC, will be taking on the role of President and Chief Executive Officer on an interim basis until a permanent replacement has been found.
Item 5.2 Disclosure for Restructuring Transactions
Not applicable.
Item 6. Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102
Not applicable.
Item 7. Omitted Information
Not applicable.
Item 8. Executive Officer
Murray Johnston, Vice President, Chief Financial Officer and Corporate Secretary Business Telephone: 250.715.2209
Item 9. Date of Report
November 4, 2008

WESTERN FOREST PRODUCTS INC.

(signed) “Murray Johnston”

Murray Johnston,
Vice President, CFO and Corporate Secretary